Exhibit (h)(11)

NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Berman ABSOLUTE RETURN MULTI-MANAGER FUND

1290 Avenue of the Americas

New York, New York 10104

February 24, 2023

Neuberger Berman Investment Advisers LLC (“NBIA”)

1290 Avenue of the Americas

New York, New York 10104

Dear Ladies and Gentlemen:

Neuberger Berman Absolute Return Multi-Manager Fund (the “Fund”) is series of Neuberger Berman Alternative Funds, a Delaware statutory trust (“Trust”).

You hereby agree, from February 28, 2023 until each date noted on Schedule A (each a “Limitation Period”), to waive the investment advisory fee charged pursuant to the Management Agreement between the Trust and NBIA (“Advisory Fee”) of each Fund’s Classes noted on Schedule A (each a “Class”), so that the Advisory Fee of each Fund’s respective Classes are limited to the respective rate per annum, as noted on Schedule A, of that Class’s average daily net assets (each an “Advisory Fee After Waiver”).

You understand that you shall look only to the assets attributable to the applicable Class in the performance of this Agreement, and neither any other series of the Trust or Class, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust as that term is defined in the Investment Company Act of 1940. This Agreement supersedes any prior agreement with respect to the subject matter hereof as of February 28, 2023.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

NEUBERGER BERMAN ALTERNATIVE FUNDS, on behalf of
Neuberger Berman ABSOLUTE RETURN MULTI-MANAGER FUND

By:	/s/ Brian Kerrane

Name:	Brian Kerrane

Title:	Chief Operating Officer

The foregoing Agreement is hereby accepted as of February 24, 2023.

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Brian Kerrane

Name:	Brian Kerrane

Title:	Chief Operating Officer

SCHEDULE A

Fund	Class	Limitation Period	Advisory Fee After Waiver

Neuberger Berman Absolute Return Multi-Manager Fund	E	October 31, 2024	0.00%

Sch. A-1